Exhibit 99.1

  Lee Middleton Original Dolls Reduces Prices; Reduced Collectible Doll Prices
       Respond to Offshore Competition and Reflect Production Efficiencies

    PEWAUKEE, Wis.--(BUSINESS WIRE)--June 2, 2003--The Middleton Doll Company (Nasdaq:DOLL) today announced that its Lee Middleton Original Dolls subsidiary has reduced the prices for all of its Artist Studio Collection(TM) dolls. Suggested retail prices of the company's core line of Artist Studio Collection(TM) dolls have been reduced from $188 to $208 to the new suggested retail prices of $125 to $139, with a few special dolls now priced at $149 or $199. The new pricing applies to all of the company's Artist Studio Collection(TM) doll categories including newborns, infants and toddlers.

    "The price reductions are in response to lower priced 'knock-off' dolls introduced by offshore competition over the past two years. This marketplace situation has been compounded by the slowdown in consumer spending related to the soft economy. The lower prices offered by Lee Middleton Original Dolls are structured to attract new doll collectors and to encourage existing doll collectors to extend their collection of Lee Middleton Original Dolls," said Iain Macfarlane, chief executive officer of Lee Middleton Original Dolls.

    "In response to the off-shore infringements, Lee Middleton
Original Dolls is now taking legal action against a number of companies producing lower quality, 'knock-off' dolls in China and Taiwan. These 'knock-off' dolls have violated our copyright protections with exact copies of our artist-designed doll faces and, in some cases, the unique hands and feet of our dolls," added
Macfarlane.

    Macfarlane said that extensive efforts to lower production costs at the company's Belpre, Ohio, manufacturing facility support the strategy to reduce prices. A five-week shutdown in March and April enabled the company to modify work flow processes, complete maintenance and upgrade equipment, and identify opportunities to increase efficiency through new technology and systems.

    "While we have reduced our prices and improved our manufacturing, one aspect of our company that will not change is the quality materials and production of our Artist Studio Collection(TM) dolls. We will continue to maintain the same high standards that have been a hallmark of Lee Middleton Original Dolls for over 25 years and are the foundation of our reputation as the leading company in artist-designed collectible dolls," said Macfarlane.

    Lee Middleton Original Dolls distributes its Artist Studio
Collection(TM) dolls through approximately 2,000 independent collectible doll and gift store dealers in the U.S. As the recognized market leader, Lee Middleton Original Dolls works closely with its dealers to provide marketing and sales support to assist them in promoting the company's collectible dolls to their customers.

    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer, manufacturer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of wall clocks that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust
(REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to plans, objectives, and business of The Middleton Doll Company and its subsidiaries. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in the forward-looking statements. Significant risks and uncertainties include (i) the continuing effect of adverse economic conditions and (ii) the effect of increasing competition in the collectible doll market. Additional information concerning us and our business, including factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com

    CONTACT: The Middleton Doll Company
             George Schonath, 262/523-4300